Exhibit 10.3

METHODE ELECTRONICS, INC.

2010 CASH INCENTIVE PLAN

RSA TANDEM CASH AWARD

FORM AWARD AGREEMENT

This Cash Incentive Award Agreement (the “Award Agreement”), effective as of November 8, 2010 (the “Effective Date”), is entered into by and between Methode Electronics, Inc., a Delaware corporation (the “Company”), and                                        (“Grantee”).

WHEREAS, the Company desires to reward Grantee for his services to the Company and to encourage him to continue to work for the benefit of the Company in a manner that will benefit all Company shareholders.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Company agrees to pay Grantee certain cash amounts under the Company’s 2010 Cash Incentive Plan (the “Plan”) on the terms and conditions set forth herein.

1.             Award Amount.  The Company shall pay to Grantee a cash award (the “Cash Award”) based on the Company’s internal enterprise value at the end of the Measurement Period (“Internal Enterprise Value”), provided that a Change of Control has not occurred prior to the end of the Measurement Period.  The “Measurement Period” is the fiscal year of the Company ending on May 2, 2015, the “Vesting Date” is the last day of the Measurement Period and the “Award Period” is the period between the date of this Award Agreement and the Vesting Date.  For this purpose, Internal Enterprise Value shall equal (1) the product of (i) the EBITDA for the recently completed fiscal year and (ii) the “Historic Multiple of EBITDA” which is set forth on Exhibit A hereto, (2) plus cash and short-term investments on hand at the end of the Measurement Period, (3) less debt and preferred stock at the end of the Measurement Period, and (4) adjusted for equity issuances during the Award Period in connection with acquisitions or capital raising initiatives.  For this purpose, (A) EBITDA means the Company’s earnings before interest, taxes, depreciation and amortization; (B) in calculating cash on hand at the end of the Measurement Period, pro forma adjustments will be made in order to provide for a quarterly cash dividend payment of seven cents ($0.07) per share during the Award Period (regardless of the actual amount of dividends paid during the Award Period); and (C) any and all transaction costs and expenses (out of pocket) and earnings with respect to an acquisition undertaken pursuant to an acquisition agreement executed after October 31, 2013 will be excluded from the calculation of internal enterprise value.

The threshold and target levels of performance (the “Threshold Internal Enterprise Value” and the “Target Internal Enterprise Value,”  respectively) are set forth on Exhibit A hereto.  The amount of the Cash Award, if any, shall be based upon the performance percentage as calculated pursuant to Exhibit B hereto (“Performance Percentage”), the number of shares of Restricted Stock awarded to Grantee pursuant to the Performance Based RSA Award Agreement dated as of the date hereof (the “RSA shares”) and the May 1, 2015 closing price of the Common Stock of the Company.  Pursuant to Exhibit B, the Performance Percentage shall equal a fraction, the numerator of which shall equal (i) the Internal Enterprise Value as of the Vesting Date minus (ii) the Threshold Internal Enterprise Value, and the denominator of which shall equal (a) the Target Internal Enterprise Value minus (b) the Threshold Internal Enterprise Value.  The Cash Award shall be calculated according to the following formula: (Performance Percentage) x (40% of the number of RSA Shares) x (May 1, 2015 closing price of the

Common Stock of the Company).  Except as otherwise provided herein, Grantee must remain an employee of the Company between the Effective Date and the Vesting Date in order to receive all or any portion of the Cash Award.  If the level of performance achieved is less than or equal to the Threshold Internal Enterprise Value, then no Cash Award shall be payable hereunder.

Unless the Award is properly deferred under the terms of the Plan, the Award shall be paid to the Grantee within 2 1/2 months after the end of the Company’s or the Grantee’s taxable year (whichever ends later) in which the Grantee became entitled to the Award payment.  The Company may withhold from any payment that it is required to make under this Award Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

The Cash Award is intended to be a “162(m) Award” within the meaning of Section 5 of the Plan.

2.             Deferrals.  The Grantee may defer receipt of his Award, subject to the deferral rules under the Plan and applicable law.

3.             Payment Proration.  Notwithstanding the provisions of Section 1, the Cash Award shall be earned pro rata,  in an amount determined according to the calculation set forth below, if the Grantee’s employment with the Company and all of its Subsidiaries and Affiliates is terminated prior to the Vesting Date due to: (i) retirement on or after his sixty-fifth birthday; (ii) retirement on or after his fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death.  In such event, the Cash Award, if any, will be paid within 2 1/2 months of May 2, 2015 and the Cash Award shall be based on the Internal Enterprise Value as of the Vesting Date calculated according to the following formula: (Performance Percentage) x (40% of the number of RSA Shares) x (May 1, 2015 closing price of the Common Stock of the Company) x (a fraction, the numerator of which shall be the number of months elapsed between the date of this Award Agreement and the date of termination of employment (rounded up to the nearest whole month) and the denominator of which shall be fifty-four and a half (54.5)).

4.             Change of Control.  Notwithstanding the continued employment requirements of  Section 1 or the provisions set forth in Section 3, the payment of the Cash Award shall be accelerated, and the Cash Award amount will be determined according to the calculation set forth below, immediately following a Change of Control, subject to (i) the Grantee’s continued employment with the Company or a Subsidiary or Affiliate through the date immediately preceding the effective date of such Change of Control; or (ii) the Grantee’s termination of employment by the Company without “Good Cause” or Grantee’s voluntary termination of such employment with “Good Reason” during the period beginning on the date an agreement is entered into by the Company with respect to a merger or other business combination of the Company, which would constitute a Change of Control, and the effective time of such merger or other business combination of the Company.  In such event, Grantee shall be entitled to the Cash Award based on the Company’s external enterprise value as of the date of the Change of Control (the “External Enterprise Value”).  For this purpose, External Enterprise Value shall equal the fair market value of the Company as determined by the bona fide offer for the purchase of the Company’s Common Stock outstanding (including any stock equivalents convertible to common stock) causing the Change of Control (the “Change of Control Price Per Share”) and the terms “Good Cause” and “Good Reason” shall have the meanings set forth in the Change in Control Agreement dated as of                        between the Company and the Grantee, as the same may be amended from time to time (the “Change of Control Agreement”). To the extent required to qualify as a “162(m) Award” within the meaning of Section 5 of the Plan, the Compensation Committee shall have the authority to (i) require the Grantee to include an additional amount in his/her income to reasonably reflect the time value of money from which he/she is benefitting due to this accelerated payment or to (ii) discount the Cash Award paid to Grantee in order to reasonably reflect the time value of money.   In the event of a Change of Control, the threshold and target levels of performance (the “Threshold External Enterprise Value” and the “Target External Enterprise Value,” respectively) are set forth on Exhibit C, attached hereto.  The amount of the Cash Award, if any, payable upon a Change of Control shall be based upon the performance percentage as calculated pursuant to Exhibit D hereto (the “Change of Control Performance Percentage”), the RSA shares and the per share consideration paid in connection with the Change of Control.  Pursuant to Exhibit D, the Change of Control Performance Percentage shall equal a fraction, the numerator of which shall equal (i) the External Enterprise Value minus (ii) the Threshold External Enterprise Value, and the denominator of which shall equal (a) the Target External Enterprise Value minus (b) the Threshold External Enterprise Value.  In such event, the Cash Award shall be calculated according to the following formula: (Change of Control Performance Percentage) x (40% of the number of RSA Shares) x (Change of Control Price Per Share). If the level of performance achieved is less than or equal to the Threshold External Enterprise Value, then no payment shall be made hereunder.  Any portion of this Award that has not been vested upon a Change of Control shall be immediately forfeited.

5.             Construction.  This Award Agreement is subject to the terms of the Plan and shall be construed in accordance therewith.  All capitalized and undefined terms herein are subject to the definitions contained in the Plan.  The construction and operation of this Award Agreement are governed by the laws of the State of Illinois without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction, and any litigation arising out of this Award Agreement shall be brought in the Circuit Court of the State of Illinois or the United States District Court for the Eastern Division of the Northern District of Illinois.

7.             Funding.  Cash payments under this Award Agreement shall constitute general obligations of the Company. Grantee shall have only an unsecured right to payment thereof out of the general assets of the Company.

8.             Severability.  In the event that any provision or portion of this Award Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Award Agreement shall be unaffected thereby and shall remain in full force and effect.

9.             Dispute Resolution.  The parties initially shall attempt to resolve by direct negotiation any dispute, controversy or claim arising out of or relating to this Award Agreement or its breach or interpretation (each, a “Dispute”).  For purposes of this negotiation, the Company shall be represented by one or more of its independent directors appointed by the Board of Directors. If the parties are unable to resolve the Dispute by direct negotiation within 30 days after written notice by one party to the other of the Dispute, the Dispute shall be settled by submission by either party of the Dispute to binding arbitration in Chicago, Illinois (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect.  The arbitrator will be an attorney licensed to practice law in the State of Illinois.  The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.  Except as set forth below, each party shall pay:  the fees of his or its attorneys; the expenses of his or its witnesses; and all other expenses connected with presenting his or its case.  Except as set forth below, the costs of the arbitration, including the cost of any record or transcripts of the arbitration hearing, administrative fees, the fees of the arbitrator, and all other fees and costs shall be borne equally by the parties.  In the event of a Dispute following or in connection with a Change of Control, the Company shall pay the fees of the arbitrator as well as the cost of any record or transcripts of the arbitration hearing and other administrative fees and costs.  In all Disputes, the arbitrator will have discretion to make an award of fees, costs and expenses to the prevailing party.

10.           Counterparts.  This Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.           Entire Award Agreement; Clawback Policy.  This Award Agreement supersedes and cancels all prior written or oral agreements and understandings relating to the terms of this Award Agreement.  This Award Agreement and the Cash Award hereunder are subject to any Company Clawback Policy in effect as of the date of this Award Agreement or as subsequently amended, modified or replaced and the terms of the Change in Control Agreement, as amended.

12.           Plan Controlling.  Grantee hereby acknowledges receipt of a true copy of the Plan and has read the Plan and fully understands its content.  In the event of any conflict between the terms of this Award Agreement and the terms of the Plan, the terms of the Plan shall control.

13.           Section 409A Compliance.  It is the intention of the Company and the Grantee that the Cash Award and other benefits awarded under this Award Agreement shall be exempt from the requirements of Section 409A of the Code and its implementing regulations (“Section 409A”) and this Award Agreement shall be interpreted in a manner consistent with this intention.  In the event that the Company or the Grantee reasonably determines that any award under this Award Agreement may be subject to Section 409A, the Company and Grantee shall work together to adopt such amendments to this Award Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective, to the extent allowed under applicable laws), or take any other commercially reasonable actions necessary or appropriate to cause the award under this Award Agreement to (i) be exempt from Section 409A, or (ii) otherwise comply with the requirements of Section 409A.

14.           No Retention Rights.  Nothing herein contained shall confer on the Grantee any right with respect to continuation of employment or services by the Company or its Subsidiaries or Affiliates, or interfere with the right of the Company or its Subsidiaries or Affiliates to terminate at any time the employment or service of the Grantee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

METHODE ELECTRONICS, INC.

By:
Paul G. Shelton
Its:	Chairman, Compensation Committee

Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company.  IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY NOVEMBER 30, 2010, THE AWARD UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT.  YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT.  FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement and the Plan as they pertain hereto.

GRANTEE

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